UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/01/2007

MOLINA HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31719

DE	134204626
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Golden Shore Drive
Long Beach, CA 90802-4202
(Address of principal executive offices, including zip code)

562 435 3666
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On October 1, 2007, Molina Healthcare of California, a health plan subsidiary of Molina Healthcare, Inc., was notified by the California Department of Health Care Services regarding the capitation rates that would be paid to the health plan under its two-plan model managed care contracts for Riverside and San Bernardino Counties for the period from October 1, 2007 through September 30, 2008. Based upon that notification, the Company estimates that its blended Medi-Cal capitation rate for San Bernardino and Riverside Counties on a combined basis will increase at least approximately 7.8% effective October 1, 2007. As of June 30, 2007, approximately 82,000 Medi-Cal members were covered under the health plan's Riverside and San Bernardino managed care contracts, and revenues under the contracts were approximately $52 million for the six months ended June 30, 2007.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This current report contains "forward-looking statements" identified by words such as "estimates" and "approximately." In addition, any statements that explicitly or implicitly refer to the underlying assumptions of our expectations are forward-looking statements. All of our forward-looking statements are subject to numerous risks and uncertainties that may cause actual results to differ materially. The reader is urged to review the risk factors and other cautionary language found in our periodic reports and filings with the Securities and Exchange Commission and available for viewing on its website at www.sec.gov. Molina Healthcare, Inc. disclaims any obligation to update its forward-looking statements.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: October 02, 2007	By:	/s/ Mark L. Andrews
Mark L. Andrews
Chief Legal Officer